April 22, 1998

Mr. Frank Magliato
Chief Executive Officer
Digitec 2000 Inc.
8 West 38th Street, 5th Floor
New York, NY 10018

                             RE: Letter of Agreement

Dear Frank:

            As we discussed in our conference call on December 17, following is a summary of the terms of the business relationship between CEI and Digitec 2000. This letter of agreement sets forth the items and actions which are the foundation of this definitive agreement between our two companies.

Parties:                Digitec 2000 Inc.
                        Attn:  Frank Magliato, President & CEO
                        8 West 38th St. 5th Floor
                        New York, NY 10118

                        College Enterprise Inc. ("CEI")
                        Attn:  Donald B. Mask, President & CEO
                        21201 Victory Blvd., Suite 270
                        Canoga Park, CA 91303

Business Proposition    CEI and Digitec 2000 will enter into a business
                        relationship whereby Digitec 2000 will offer long distance phone services to customers on college and university campuses currently served by CEI using two methods of distribution:

                            - delivered as an additional "purse" on the existing Special Teams campus card system and;
                            - delivered as a rental sale item in CEI's Pulse destination centers.
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Term                    This business relationship will have an initial term of
                        five years, subject to earlier termination by either party for breach by the other.

Exclusivity             This agreement will be an exclusive arrangement to the
                        extent that it applies to the current universe of campuses served by CEI as of 12/31/97. Subject to the terms contained herein, CEI and Digitec 2000 agree to provide the other with the first rights of negotiation and refusal in delivering long distance telecommunications services to college campuses extending 60 days after the notice from one party to the other.

Revenue CEI and Digitec agree that the revenue associated with the sale of telecommunications products on campus shall be split in the following proportion: Digitec 80% CEI 20% based on an agreed upon base price per minute which may be adjusted at CEI's discretion to accommodate the development of a suitable revenue stream for the host university. Every effort must be made to ensure that the final price to the campus is competitive within the context of available options at each university.

Expenses Incremental expenses that are necessary in order to complete the preparations for joint sale of telecommunications products (configuration, training, research, etc.) shall be borne by Digitec as the recipient of the majority of the revenue. Division of other ongoing expenses shall be jointly determined by the parties recognizing their respective costs and benefits associated with the business relationship.

Obligations of the
Parties CEI will continue to operate and maintain its Pulse retail destination centers and campus card systems at its own expense. Digitec 2000 will maintain and expand its telecommunications network at its own expense. CEI and Digitec 2000 will work together to define the Marketing Plan and jointly agree on the plan for initial introduction and expansion to individual campuses.

Schedule Initial activation at the campuses in proximity to the Digitec switches in Boston and New York is to occur as soon as possible in 1998 and no later than 2/15/98. Collateral materials for the sales process shall be jointly coordinated and produced prior to the end of January 1998.
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Letter of Agreement     The parties understand and agree that these summary
                        terms are binding.

Financial
Commitment              Digitec 2000 agrees to provide $25,000 to CEI prior to
                        12/31/97 as a good faith commitment for the completion of the business arrangement.

Donald B. Mask                            Frank Magliato
College Enterprises, Inc.                 DIGITEC 2000

/s/ DONALD B. MASK                        /s/ FRANK MAGLIATO
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